Exhibit 3.1

Execution Version

FIRST AMENDMENT TO SEVENTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF
NGL ENERGY PARTNERS LP

THIS FIRST AMENDMENT TO SEVENTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF NGL ENERGY PARTNERS LP (this “Amendment”), dated as of February 4, 2021, is entered into by NGL Energy Holdings LLC, a Delaware limited liability company, as the General Partner, pursuant to Sections 13.1, 13.2 and 13.3 of the Seventh Amended and Restated Agreement of Limited Partnership of NGL Energy Partners LP, dated as of October 31, 2019 (as amended, supplemented or otherwise modified from time to time, the “Partnership Agreement”). Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Partnership Agreement.

R E C I T A L S:

WHEREAS, the Partnership and EIG Neptune Equity Aggregator, L.P., a Delaware limited partnership, as Class D Preferred Unit Representative, have entered into that certain Class D Preferred Approval Agreement, dated January 25, 2021 (the “Class D Approval Agreement”) in connection with the consummation of certain transactions as set forth therein.

WHEREAS, pursuant to the Class D Approval Agreement, the Partnership and the Class D Preferred Unit Representative (acting on behalf of the Class D Preferred Unit Majority) has agreed to consent to and waive certain covenants and conditions contained in Section 5.13(c) of the Partnership Agreement and the parties to the Class D Approval Agreement have further agreed to make certain amendments to Section 5.13(c) of the Partnership Agreement as set forth herein.

WHEREAS, the General Partner has the authority to amend the Partnership Agreement for the matters contained herein pursuant to Section 13.1(d) of the Partnership Agreement, and its Board of Directors has so authorized the execution and delivery of this Amendment.

NOW, THEREFORE, the General Partner hereby amends the Agreement as follows:

1.            Amendments.

(a)            Section 5.13(c)(v) of the Partnership Agreement is hereby amended in its entirety to read as follows: “In addition to all of the other voting rights granted pursuant to this Agreement, (i) from and after February 4, 2021 until the later of (x) February 1, 2022, whether or not any Class D Distribution Payment Default has occurred or is then-continuing or (y) the end of the Class D Distribution Payment Default Period with respect to all Class D Distribution Payment Defaults then outstanding and thereafter (ii) upon the occurrence of a third Class D Distribution Payment Default (regardless of whether any of such three Class D Distribution Payment Defaults occurred in consecutive Quarters) and continuing until the termination of the Class D Distribution Payment Default Period attributable to all then-continuing Class D Distribution Payment Defaults, in each case, the Partnership will not, and will cause each of its Subsidiaries not to, in each case without the approval of the Class D Preferred Unit Representative, acting on behalf of a Class D Preferred Unit Majority:”;

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(b)            Section 5.13(c)(v)(B)(1) of the Partnership Agreement is hereby amended in its entirety to read as follows: “(1) acquire any assets in a single transaction or a series of transactions with an aggregate purchase price greater than $50.0 million during any fiscal year or sell any assets in a single transaction or a series of transactions with an aggregate purchase price greater than $50.0 million during any fiscal year”;

(c)            Section 5.13(c)(v)(E) of the Partnership Agreement is hereby amended in its entirety to read as follows: “make any Investment Capital Expenditures and Expansion Capital Expenditures in excess of $75.0 million in the aggregate during any fiscal year”; and

(d)            Section 5.13(c)(vii)(A) of the Partnership Agreement is hereby amended in its entirety to read as follows: “acquire any assets in a single transaction or a series of transactions with an aggregate purchase price greater than $50.0 million during any fiscal year or sell any assets in a single transaction or a series of transactions with an aggregate purchase price greater than $50.0 million during any fiscal year”.

2.            Miscellaneous.

(a)  Ratification. Except as expressly amended by this Amendment, the Partnership Agreement is in all respects ratified and confirmed and all of the terms and conditions and provisions of the Partnership Agreement shall remain in full force and effect.

(b) Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date set forth in the introductory paragraph hereof.

GENERAL PARTNER:

NGL ENERGY HOLDINGS LLC,
a Delaware limited liability company

By:	/s/ H. Michael Krimbill
H. Michael Krimbill, Chief Executive Officer